EXHIBIT 4.1

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of June 13, 2003 (this “Agreement”), by and among MARKWEST ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Seller”) and each Person listed on Schedule A attached hereto (each, a “Purchaser” and collectively, the “Purchasers”).

R E C I T A L S

WHEREAS, the Purchasers wish to purchase from the Seller, and the Seller wishes to sell to the Purchasers, common units of the Seller (the “Common Units”), on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, each party hereto has determined that it is in his, her or its best interest to enter into this Agreement and consummate the transactions contemplated hereby.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01                                Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” of any Person means (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust.  For purposes of this definition, any Person that beneficially owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement and any and all other agreements or instruments executed and delivered by Seller or the Purchasers, or any Subsidiary or Affiliate of any of them on even date herewith, or any amendments, supplements, continuations or modifications thereto.

“Board of Directors” means the board of directors of MarkWest Energy GP, L.L.C., the general partner of Seller.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in Wilmington, Delaware.

“Capital Stock” of any Person means any and all shares, interests, participations, or other equivalents (however designated) of, or rights, warrants, or options to purchase, corporate stock or any other equity interest (however designated) of or in such Person.

“CERCLA” shall have the meaning specified in the definition of Environmental Laws in this Section 1.01.

“Claims” shall have the meaning specified in the definition of Environmental Claims in this Section 1.01.

“Closing” shall have the meaning specified in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units of Seller that are publicly traded on the American Stock Exchange.

“Confidential Information” means all information about Seller furnished to the Purchasers or the Investment Advisor by Seller or any of its Representatives, but shall exclude information that (i) is in the possession of the Purchasers or the Investment Advisor prior to receipt from Seller or its Representatives, (ii) is or becomes available in the public domain, other than as a result of an unauthorized disclosure by the Purchasers or the Investment Advisor, or (iii) is not acquired from Seller or any other person known by the Purchasers or the Investment Advisor to be subject to a confidentiality agreement with Seller or its Affiliates.

“Consolidated Subsidiaries” means each Subsidiary of Seller (whether now existing or hereafter created or acquired), as the case may be, the financial statements of which are (or should be) consolidated with the financial statements of Seller in accordance with GAAP.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Effective Date” means the date this Agreement is executed by all the parties hereto.

“Employee Plan” means any employee benefit plan, program or policy including thrift plans, stock purchase plans, stock bonus plans, stock options plans, employee stock ownership plans, fringe benefit plans or other incentive or profit sharing arrangements for the benefit of current or former employees, officers or directors of Seller or its Affiliates, with respect to which Seller or any of its ERISA Affiliates may have any liability or any obligation to contribute, including a Plan or a Multiemployer Plan.

“Environmental Claims” means any and all Actions, liens, obligations, liabilities, losses, penalties, fees, demands, demand letters, orders, directives, claims (including any claims involving toxic torts or liability in tort, strict, absolute or otherwise), notices of non-compliance or violations, formal investigations or proceedings or legal fees or costs of investigations, monitoring or proceedings, relating in any way to any Environmental Law or any permit issued under any Environmental Law, or arising from the presence, release or threatened release (or alleged presence, release or threatened release) into the environment of any Hazardous Material (hereinafter “Claims”), including, without limitation, (i) any and all Claims by a Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Laws or for any property damage or personal injury (including death) or threat of injury to health, safety, natural resources or the environment.

“Environmental Laws” means any and all past and present Government Requirements and all principles of common law pertaining to the regulation and protection of human health, safety, the environment and damages to natural resources, including, without limitation, releases and threatened releases or otherwise relating to the operation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.  Environmental Laws include, without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, and other environmental conservation or protection laws and their state and local counterparts or equivalents, all as amended from time to time.  As used in the provisions hereof relating to Environmental Laws, the term “oil” has the meaning specified in OPA; the terms “hazardous substance,” “release,” and or “threatened release” have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and (ii) to the extent the laws of the state in which any Property of Seller or any of its Subsidiaries is located have established or establish a meaning for “oil,” “hazardous substance,” “release,” “threatened release,” “solid waste” or “disposal” which is broader or stricter than that specified in OPA, CERCLA or RCRA, such broader meaning shall apply.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with Seller or any of its Subsidiaries or Affiliates would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” means MarkWest Energy GP, L.L.C., the general partner of Seller.

“Governmental Authority” means the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercise valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities which exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, Seller, any of its Subsidiaries or Affiliates or any of their Property or any Purchaser.

“Government Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, including without limitation, Environmental Laws and occupational, safety and health standards or controls of any Governmental Authority.

“Hazardous Material” shall have the meaning set forth in Section 3.11(a).

“Indemnified Party” shall have the meaning specified in Section 6.02(c).

“Indemnity Matters” shall have the meaning specified in Section 6.02(a).

“Investment Advisor” means Tortoise Capital Advisors, L.L.C., a Delaware limited liability company.

“Licenses” shall have the meaning specified in Section 3.15.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) or Section 4001(a)(3) of ERISA.

“Obligations” means any and all amounts, liabilities and obligations owing from time to time by Seller to any Purchaser pursuant to any of the Basic Documents and all renewals, extensions and/or rearrangements thereof, whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising, absolute or contingent.

“OPA” shall have the meaning specified in the definition of Environmental Laws in this Section 1.01.

“Option Units” shall have the meaning specified in Section 2.06.

“Partnership Agreement” shall have the meaning specified in Section 2.01.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA or any employee welfare benefit plan, as defined in Section 3(1) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Seller or any of its Subsidiaries or ERISA Affiliates or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Seller or any of its Subsidiaries or ERISA Affiliates.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Price” shall have the meaning specified in Section 2.05.

“Purchased Units” shall have the meaning specified in Section 2.01.

“Purchaser” and “Purchasers” have the meanings set forth in the introductory paragraph.

“Purchaser Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations or affairs of any Purchaser, (ii) the ability of any Purchaser to carry out its business as of the date hereof or to meet its Obligations under the Basic Documents on a timely basis or (iii) the ability of any Purchaser to consummate the transactions under any Basic Document.

“RCRA” shall have the meaning specified in the definition of Environmental Laws in this Section 1.01.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between Seller and the Purchasers.

“Related Parties” shall have the meaning specified in Section 6.02(a).

“Representatives” of any Person means the officers, directors, employees, agents and other representatives of such Person.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Seller Financial Statements” shall have the meaning specified in Section 3.02.

“Seller Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations or affairs of Seller and its Subsidiaries taken as a whole measured against those assets, liabilities, financial condition, business, operations or affairs reflected in the Seller SEC Documents or from the facts represented or warranted in any Basic Document, (ii) the ability of Seller and its Subsidiaries taken as a whole to carry out their business as of the date hereof or to meet their Obligations under the Basic Documents on a timely basis or (iii) the ability of Seller to consummate the transactions under the Registration Rights Agreement or any other Basic Document to which it is a party.

“Seller SEC Documents” shall have the meaning specified in Section 3.02.

“Subordinated Units” means the all of the currently issued and outstanding subordinated units of Seller.

“Subsidiary” means, as to any Person, any corporation or other entity of which at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

Section 1.02                                Accounting Procedures and Interpretation.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Seller Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II.

AGREEMENT TO SELL AND PURCHASE

Section 2.01                                Authorization of Sale of Common Units.  The Seller is authorized to issue and sell to the Purchasers between 250,000 and 400,000 Common Units (the “Purchased Units”).  The Purchased Units have the rights, preferences, privileges and restrictions set forth with respect to all Common Units in the Amended and Restated Agreement of Limited Partnership of Seller, dated as of May 24, 2002 (the “Partnership Agreement”).  The Purchasers shall also have the option, but not the obligation, to purchase additional Common Units, in a cumulative amount not to exceed 25% of the total number of Purchased Units for allocation purposes as determined by the Investment Advisor.  Such option shall be subject to the terms and conditions of Section 2.06 below.  Any Common Units so purchased shall have the same rights, preferences, privileges and restrictions as the Purchased Units.

Section 2.02                                Sale and Purchase.  Subject to the terms and conditions hereof, at the Closing (as defined in Section 2.03 below) Seller hereby agrees to sell to the Purchasers, and the Purchasers hereby agree to purchase from Seller, the Purchased Units for an amount equal to the Purchase Price (as defined in Section 2.05 below).

Section 2.03                                Closing.  The execution and delivery of the Basic Documents, payment by the Purchasers of the Purchase Price and execution and delivery of all other instruments, agreements, and other documents required by this Agreement (the “Closing”) shall take place on the date hereof at the offices of Blackwell Sanders Peper Martin LLP, 2300 Main Street, Suite 1000, Kansas City, Missouri 64108 (telephone: (816) 983-8000; facsimile: (816) 983-8080).

Section 2.04                                Delivery.

(a)                                  Seller’s Deliveries.  At the Closing (except where noted otherwise), subject to the terms and conditions hereof, Seller will deliver, or cause to be delivered, to the Purchasers or the Investment Advisor:

(i)                                     No later than 5:00 p.m., Central Standard Time, on Wednesday, June 18, 2003, all of the Purchased Units by delivery to an individually-numbered Charles Schwab account (or such other custodian account designated by Purchaser) for the benefit of each Purchaser (such account information to be provided to the Seller in accordance with Section 2.04(b)(iv) below) of certificates evidencing the Purchased Units purchased at the Closing, in the amounts listed opposite each Purchaser’s name on Schedule A attached hereto (such Schedule A to be completed and provided to the Seller in accordance with Section 2.04(b)(iv) below), all free and clear of any liens, encumbrances or interests of any other party; provided, however, that (a) no Purchaser shall be entitled to receive its certificate until the Seller has received such Purchaser’s Subscription Agreement described in Section 2.02(b)(ii) and such Purchaser’s check for the payment of the Purchase Price, if applicable, has cleared, and (b) notwithstanding the fact that such certificates may not be delivered to the Purchasers until after the Closing, each

Purchaser shall have all rights, preferences, privileges and restrictions granted pursuant to this Agreement upon payment of the Purchase Price for the Purchased Units on the date of the Closing;

(ii)                                  A certificate executed by the Secretary or other appropriate officer of Seller, dated the date hereof, certifying as to the resolutions of the Board of Directors evidencing approval of the transactions contemplated by this Agreement and/or the Basic Documents, as the case may be, and the authorization of the appropriate officers to execute and deliver this Agreement and the Basic Documents;

(iii)                               A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, that Seller is in good standing;

(iv)                              An opinion addressed to the Purchasers from legal counsel to Seller, dated the date hereof, in the form substantially similar in substance to the form of opinion attached hereto as Exhibit A; and

(v)                                 The Registration Rights Agreement, which shall have been executed by Seller.

(b)                                 Purchasers’ Deliveries.  At the Closing (except where noted otherwise), subject to the terms and conditions hereof, each Purchaser will deliver, or will cause to be delivered, to the Seller:

(i)                                     The Purchase Price for the Purchased Units to be purchased by such Purchaser by wire transfer of immediately available funds to an account designated by Seller; provided, however, that any Purchaser may, in lieu of such wire transfer, deliver a check to the Seller at the Closing payable to the Seller in the amount of the Purchase Price for the Purchased Units to be purchased by such Purchaser;

(ii)                                  A Subscription Agreement, in the form of Exhibit B attached hereto, to be executed by each Purchaser and delivered to the Seller within fourteen (14) days of the date hereof, containing representations that confirm such Purchaser’s status as an accredited investor;

(iii)                               A Power of Attorney, in the form of Exhibit C attached hereto, to be executed by each Purchaser and delivered to the Seller within fourteen (14) days of the date hereof, authorizing the Investment Advisor to sign this Agreement and any other applicable Basic Documents on behalf of such Purchaser;

(iv)                              An Application For Admission as an Additional Limited Partner, in the form of Exhibit D attached hereto, to be executed by each Purchaser and delivered to the Seller within fourteen (14) days of the date hereof, containing, among other things, a request by such Purchaser to be admitted as an additional limited partner of Partners; and

(v)                                 No later than 5:00 p.m., Central Standard Time, on Monday, June 16, 2003, Charles Schwab (or such other custodian designated by Purchaser) account information and a completed copy of Schedule A attached hereto, each sufficient to enable Seller to make the delivery required pursuant to Section 2.04(a)(i) above.

Section 2.05                                Consideration.  The total amount each Purchaser will pay to Seller to purchase the Purchased Units (the “Purchase Price”) shall be an amount equal to the product of (i) the number of Purchased Units purchased by such Purchaser, and (ii) $26.23.

Section 2.06                                Additional Purchase Option.

(a)                                  Option to Purchase Additional Common Units.  Each Purchaser, acting through the Investment Advisor, shall have the option, but not the obligation for a period of ten (10) days following the date of the Closing, to purchase additional Common Units in an amount equal to his, her or its proportionate part (as defined below) for allocation purposes as determined by the Investment Advisor.  Notice of the exercise of such option shall be conveyed to Seller by the Investment Advisor, and such exercise may be on behalf of Persons that did or did not purchase Purchased Units pursuant hereto; provided, however, that any purchaser of Option Units, whether or not such Person previously purchased any Purchased Units, shall (a) become a party to and be bound by all terms and conditions of this Agreement following such Person’s purchase of Option Units, and (b) shall be added to Schedule A attached hereto.  The total number of Common Units so purchased (the “Option Units”) shall not exceed 25% of the total number of Purchased Units purchased by the Purchasers pursuant to Section 2.01 hereof; provided, however, that the aggregate number of Purchased Units and Option Units shall not exceed 440,000 Common Units.  The term “proportionate part” with respect to any particular Purchaser shall mean the amount determined by the Investment Advisor, or, in lieu of such determination, that portion of the Option Units equal to the total number of Option Units times a fraction, the numerator of which is the number of Purchased Units purchased by such Purchaser pursuant hereto and the denominator of which is the total amount of Purchased Units purchased by all of the Purchasers.

(b)                                 Closing Date.  In the event that a Person wishes to exercise the option to purchase Option Units, the Investment Advisor shall, within ten (10) business days after the Closing, notify the Seller in writing of the intent to exercise such option.  The closing date for any such purchase shall be no later than three (3) business days after the expiration of the ten-day period set forth above.

(c)                                  Purchase Price. The per Common Unit purchase price applicable to any Option Unit shall equal the per Common Unit Purchase Price applicable to the purchase of the Purchased Units, as calculated in accordance with the terms of Section 2.05 hereof.  The purchase price for the Option Units shall be paid by each Purchaser of Option Units to the Seller at the time that the notice of exercise is delivered pursuant to Section 2.06(b).

(d)                                 Delivery.  At the closing of any purchase pursuant to this Section 2.06, Seller shall deliver, or shall cause to be delivered, to each Purchaser of Option Units or the Investment Advisor, all of the Option Units so purchased, by delivery of certificates evidencing the Option Units to be purchased at the closing of such purchase, in the amounts designated by the Investment Advisor in its notice under Section 2.06(b) above; provided, however, that, notwithstanding the fact that such certificates may not be delivered to the Purchasers of Option Units until after payment for such Option Units, each Purchaser shall have all rights, preferences, privileges and restrictions granted pursuant to this Agreement upon payment of the purchase price for the Option Units on the date of such payment.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES RELATED TO SELLER

Seller represents and warrants to the Purchasers, which representations and warranties shall survive the Closing for a period of one year, that as of the date of this Agreement:

Section 3.01                                Corporate Existence.  Seller:  (i) is a limited partnership duly organized, legally existing and in good standing under the laws of the State of Delaware; (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have or would not reasonably be likely to have a Seller Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary and where failure so to qualify would have a Seller Material Adverse Effect.  None of Seller or any of its Subsidiaries are in default in the performance, observance or fulfillment of any provision of, in the case of Seller, the Partnership Agreement, Certificate of Limited Partnership, or any other organizational document, or, in the case of any Subsidiary of Seller, its Certificate of Incorporation, Bylaws or other organizational documents.  Each of Seller’s Subsidiaries that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the State or other jurisdiction of its incorporation and has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have or would not reasonably be likely to have a Seller Material Adverse Effect.  Each of Seller and its Subsidiaries that is a corporation is duly qualified or licensed and in good standing as a foreign corporation, foreign limited partnership, or other appropriate entity, and is authorized to do business, in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not have a Seller Material Adverse Effect.  Each Subsidiary of Seller that is not a corporation has been duly formed and is duly qualified or licensed and authorized to do business in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license or authorization would not have a Seller Material Adverse Effect.

Section 3.02                                Seller SEC Documents.  Seller has timely filed with the Commission all forms, registrations and proxy statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents, collectively “Seller SEC

Documents”). The Seller SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Seller Financial Statements”), at the time filed (in the case of registration statements and proxy statements, solely on the dates of effectiveness and the dates of mailing, respectively) (except to the extent corrected by a subsequently filed Seller SEC Document filed prior to the date hereof) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (v) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Seller as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

Section 3.03                                No Material Adverse Change.  Except as set forth in or contemplated by the Seller SEC Documents filed with the Commission on or prior to the date hereof or in Schedule 3.03, since the date of Seller’s most recent Form 10-Q filing with the Commission, Sellers and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be likely to have a Seller Material Adverse Effect, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Seller and its Subsidiaries but also affect other Persons who participate or are engaged in the lines of business of which Seller and its Subsidiaries participate or are engaged, (ii) acquisition or disposition of any material asset by Seller or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business or as disclosed in the Seller SEC Documents, or (iii) material change in Seller’s accounting principles, practices or methods.

Section 3.04                                Litigation.  Except as set forth in the Seller SEC Documents or as disclosed on Schedule 3.04, there is no Action pending or, to the knowledge of Seller, contemplated or threatened against or affecting Seller, any of its Subsidiaries or any of their respective officers, directors, properties or assets, which relates to or challenges the legality, validity or enforceability of the Registration Rights Agreement or any other documents or agreements executed or to be executed by Seller pursuant thereto or in connection with the transactions contemplated by this Agreement or the Registration Rights Agreement, or which (individually or in the aggregate) would reasonably be likely to have a Seller Material Adverse Effect.

Section 3.05                                No Breach.  The execution, delivery and performance by Seller of the Registration Rights Agreement and all other agreements and instruments to be executed and delivered by Seller pursuant thereto or in connection with the transactions contemplated by this Agreement or the Registration Rights Agreement, and compliance by Seller with the terms and provisions under such agreements, do not and will not (a) violate any provision of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to Seller or any of its Subsidiaries or any of their respective properties or assets, (b) conflict with or result in a violation of any provision of the Certificate of Limited Partnership or other organizational documents of Seller, or the Partnership Agreement, or any organizational documents of any of Seller’s Subsidiaries, (c) require any consent (other than consents set forth on Schedule 3.05), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries or any of their respective properties may be bound or (ii) any other such agreement, instrument or obligation, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by Seller or any of its Subsidiaries; with the exception of the conflicts stated in clause (b) of this Section 3.05, except where such conflict, violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.05 would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect.

Section 3.06                                Authority. Seller has all necessary power and authority to execute, deliver and perform its Obligations under the Basic Documents to which it is a party; and the execution, delivery and performance by Seller of the Basic Documents to which it is a party, have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity.  No approval from the holders of the Common Units is required as a result of Seller’s sale of the Purchased Units or the Option Units, if any, to the Purchasers.

Section 3.07                                Approvals.  Except as set forth in Schedule 3.07, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Seller of any of the Basic Documents to which it is a party, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect.

Section 3.08                                Taxes.  Except as set forth in Schedule 3.08, Seller and each of its Subsidiaries have timely and properly prepared and filed all necessary federal, state, local and foreign tax returns with respect to Seller and its Subsidiaries that are required to be filed (taking into consideration any extension periods) and have paid when due all taxes shown to be due thereon and have paid, or made adequate provision (in accordance with GAAP) for the payment of, all other taxes and assessments with respect to Seller and its Subsidiaries to the extent that the same shall have become due (taking into consideration any extension periods), except where the payment of any tax is being contested in good faith or the failure to file such returns or to pay, or make provision for the payment of, such taxes and assessments would not have a Seller Material Adverse Effect.  Except as set forth in Schedule 3.08, Seller does not have any knowledge of any tax deficiency which has been asserted against Seller or any Subsidiary that would reasonably be likely to have a Seller Material Adverse Effect.

Section 3.09                                Other Agreements.  None of Seller or any of its Affiliates is a party to any contract, agreement, arrangement or understanding (other than this Agreement and the agreements entered into hereunder) that by its terms purports to obligate, restrict or otherwise bind any Purchaser including any area of mutual interest, exclusivity, non-competition or other similar agreement.

Section 3.10                                No Violation.  None of Seller or any of its Subsidiaries is (a) in default (nor has an event occurred which, with notice or passage of time or both, would constitute such a default) under or in violation of any provision of any loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties may be bound, (b) a party to any order of any Governmental Authority arising out of any Action, which such violation, default or action in clauses (a) and (b) would reasonably be likely to have a Seller Material Adverse Effect or (c) in violation of any statute, rule or regulation of any Governmental Authority or any governmental permit, which violation would reasonably be likely to (individually or in the aggregate) (x) affect the legality, validity or enforceability by the Purchasers of this Agreement or any of the Basic Documents or (y) have a Seller Material Adverse Effect.

Section 3.11                                Environmental Matters.

(a)                                  Environmental Laws.  Except as described in the Seller SEC Documents, each of Seller and its Subsidiaries (i) are in compliance with any and all Environmental Laws, (ii) have received all permits required of them under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such permit, (iv) do not have any liability in connection with the use of any petroleum or petroleum products and (v) do not have any liability in connection with the release into the environment of any Hazardous Materials (as hereinafter defined), except where such noncompliance with Environmental Laws, failure to receive required permits, failure to comply with the terms and conditions of such permits, liability in connection with such products or liability in connection with such releases would not, individually or in the aggregate, reasonably be likely to have a Seller Material Adverse Effect.  The term “Hazardous Material” means (A) any “hazardous substance” as defined in CERCLA, (B) any “hazardous waste” as defined in RCRA, (C) any polychlorinated biphenyl and (D) any substance regulated under or within the meaning of any Environmental Law.

(b)                                 Release of Claims.  Except as provided in that certain Omnibus Agreement, dated as of May 24, 2002, by and among MarkWest Hydrocarbon, Inc. (“Hydrocarbon”), Seller and the other parties thereto or as set forth on Schedule 3.11, neither Seller nor its Subsidiaries have:  (i) released any Person from any Claim under any Environmental Law or waived any rights concerning any violation or alleged violation of

Environmental Law or (ii) contractually indemnified any Person for any violation or alleged violation of an Environmental Law related to any property owned or operated by Seller or any of its Subsidiaries or any other Person.

(c)                                  Environmental Judgments.  Except as set forth in the Seller SEC Documents or as set forth on Schedule 3.11, there are no consent decrees, consent orders, settlement agreements, judgments, judicial or administrative orders or agreements (other than environmental permits) with or Liens by any Governmental Authority or other Person relating to any Environmental Law which regulate, obligate or bind Seller or its Subsidiaries with respect to Seller’s business and which are not generally applicable to all Persons owning and/or operating Properties similar to such business.

(d)                                 Environmental Reports.  True and correct copies of all written environmental reports, including but not limited to Phase I environmental site assessments, Phase II or greater environmental investigation reports, compliance audits or other assessments conducted for Seller or its Subsidiaries by independent, unrelated third Persons and related to the Properties or business of Seller or its Subsidiaries have been made available to the Purchasers or their Representative for copying and/or inspection.

Section 3.12                                Insurance.  Except as set forth in Schedule 3.12, Seller and its Subsidiaries (for such time period after an entity became a Subsidiary of Seller) are beneficiaries under Hydrocarbon-maintained policies of property and casualty insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of Seller and its Subsidiaries.  There is no material claim pending under any of such policies or bonds as to which coverage has been, nor any basis for Seller or Hydrocarbon to reasonably believe that a material claim will be, questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid by Hydrocarbon and Hydrocarbon is otherwise in compliance with the terms of such policies and bonds. Seller does not have any knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.  Schedule 3.12 identifies all risks, if any, of Seller or any of its Subsidiaries that are self-insured that might have a Seller Material Adverse Effect.

Section 3.13                                Capitalization.  The outstanding Capital Stock of Seller consists of (a) a general partner interest, currently held by the General Partner, which represents a two percent (2%) general partner interest in Seller, (b) 2,415,000 Common Units and (c) 3,000,000 Subordinated Units. All outstanding Common Units have been validly issued and fully paid (to the extent required under the Partnership Agreement) and are nonassessable (except as such nonassessability may be limited by DRULPA and as described in the Seller SEC Documents) and were issued free of preemptive rights (except as provided in the Partnership Agreement).  Assuming due payment of the Purchase Price by the Purchaser pursuant to the terms hereof, upon issuance to the Purchasers, the Purchased Units, and the Option Units, if any, will be duly and validly issued, fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such nonassessability may be limited by DRULPA and as described in the Seller SEC Documents), free of preemptive rights of other unitholders and free from all Liens, encumbrances, charges and assessments of every nature (except any Liens created or suffered or to be created by Purchaser or its Affiliates) and, except as provided in the Partnership Agreement, will not be subject to any restriction on the voting or transfer thereof created by Seller.  Except as set forth on Schedule 3.13 or as provided in the Partnership Agreement, neither Seller nor Hydrocarbon is a party to any voting trust or other agreement with respect to the voting of Seller’s Capital Stock.  Except for Seller’s outstanding Subordinated Units and for awards of up to 500,000 Common Units pursuant to Seller’s long term incentive plan, 51,152 of which have been granted as of the date hereof, there are no (i) existing outstanding securities convertible into or exchangeable for Capital Stock of Seller or (ii) existing contracts, commitments, agreements, understandings or arrangements of any kind to which Seller, Hydrocarbon or any of their Affiliates is a party obligating Seller under any circumstance to issue any Capital Stock, or any securities convertible into or exchangeable for or rights to purchase or subscribe for Capital Stock of Seller, other than this Agreement.  Except as set forth on Schedule 3.13 or as provided in the Partnership Agreement, neither Seller nor any of its Subsidiaries is a party to or bound by any agreement with respect to any of its securities which grants registration rights to any Person.

Section 3.14                                Certain Fees.  Except as set forth in Schedule 3.14, no fees or commissions will be payable by Seller to brokers, finders, investment bankers, or any Purchaser with respect to the sale of the Purchased Units or the Option Units, if any, or the consummation of the transactions contemplated by this Agreement.  Seller agrees to indemnify and hold harmless each Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by Seller or alleged to have been incurred by Seller in connection with the sale of the Purchased Units or the Option Units, if any, or the consummation of the transactions contemplated by this Agreement.

Section 3.15                                Licenses.  Except as set forth in Schedule 3.15, Seller and its Subsidiaries hold all licenses, franchises, permits, consents, registrations, certificates and other approvals (including, without limitation, those relating to environmental matters and worker health and safety) (individually, a “License” and, collectively, “Licenses”) required for the conduct of their business as now being conducted, except where the failure to hold any such License would not have a Seller Material Adverse Effect.

Section 3.16                                Undisclosed Liabilities.  Except (a) as and to the extent disclosed or reserved against on the consolidated balance sheet of Seller as reported in Seller’s most recent Form 10-Q or Form 10-K filing with the Commission prior to the date hereof or the notes thereto, or otherwise disclosed in any Seller SEC Documents filed with the Commission on or prior to the date hereof, (b) for obligations incurred in connection with the execution of the Basic Documents to which it is a party, (c) for obligations incurred in the ordinary course of business subsequent to the date of Seller’s most recent Form 10-Q or Form 10-K filing with the Commission prior to the date hereof, or (d) as set forth in Schedule 3.16, none of Seller or any of its Subsidiaries has any liabilities that would be required by GAAP to be disclosed and that have not been disclosed in the Seller SEC Documents and that, individually or in the aggregate, have had or would reasonably be likely to have a Seller Material Adverse Effect.

Section 3.17                                Financial Forecasts.  Seller has provided to the Investment Advisor, in connection with that certain Confidentiality Agreement dated May 8, 2003, summary financial forecasts relating to the future results of operations of Seller.  These financial forecasts present, to Seller’s knowledge and belief as of the date hereof, the expected results of operations of Seller for the periods presented.  These financial forecasts are based upon certain assumptions and reflect judgments of Seller’s management regarding expected market and industry conditions and expected courses of action for Seller.  The assumptions contained or reflected in the forecasts are limited to those which Seller believes are most material to the financial forecasts presented.  Because events and circumstances frequently do not occur as expected, Seller can provide no assurance that the forecasted results will be achieved.  Seller expects that there will be differences between the forecasts and the actual results of Seller, and some of those differences may be material.  The Seller SEC Documents describe risks and other facts that may cause actual results of Seller to differ materially from forecasted results and the Purchasers or their Representatives have had an opportunity to review such risks and other factors and conduct a thorough investigation with respect thereto.  If the forecasts are not achieved, Seller may not be able to pay the full minimum quarterly distribution or any amount on the Purchased Units or the Option Units, if any.

Section 3.18                                Securities Laws Exemptions.  Assuming the accuracy of the representations, warranties and certificates of the Purchasers hereunder, Seller’s sale of the Purchased Units and the Option Units, if any, to the Purchasers pursuant to this Agreement is exempt from the registration requirements of the Securities Act and the securities laws of any state having jurisdiction with respect thereto, and Seller has filed, or within applicable time limitations will file, all documents, if any such documents are required to be filed, with all appropriate federal and state securities authorities, as a result of such sale.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to Seller, which representations and warranties shall survive the execution of any Basic Document, that as of the date of this Agreement and exclusively as to such Purchaser:

Section 4.01                                Investment.  Purchaser represents and warrants to, and covenants and agrees with, Seller that the Purchased Units, and the Option Units, if any, are being acquired for his, her or its own account, not as a nominee or agent, and with no intention of distributing the Purchased Units or the Option Units, if any, or any part thereof, and that Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States of America or any State, without prejudice, however, to Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Units or the Option Units, if any, under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If Purchaser should in the future decide to dispose of any of the Purchased Units or Option Units, if any, Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.  Purchaser agrees to the imprinting, so long as appropriate, of a legend on each certificate representing the Purchased Units and the Option Units, if any, which legend shall read as follows:

“This Security has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold, unless it has been registered under the Securities Act or unless an exemption from registration is available (and, in such case, an opinion of counsel reasonably satisfactory to the Partnership shall have been delivered to the Partnership to the effect that such offer or sale is not required to be registered under the Securities Act).  This Security is subject to certain restrictions on transfer set forth in the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 24, 2002, a copy of which may be obtained from the Partnership at its principal offices.”

Section 4.02                                Nature of Purchaser.  Purchaser represents and warrants to, and covenants and agrees with, Seller that (a) he, she or it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units and the Option Units, if any, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.03                                Receipt of Information; Authorization.  Purchaser acknowledges that he, she or it, or his, her or its Representative has had access to information regarding the business, assets (including the physical condition thereof and environmental issues relating thereto), operations, financial condition and results of operations of Seller and has been provided a reasonable opportunity to ask questions of and receive answers from representatives of Seller regarding such matters.  Purchaser further acknowledges that he, she or it, or his, her or its Representative is experienced in investing in corporations and businesses.

Section 4.04                                No Breach.  The execution, delivery and performance by Purchaser of this Agreement, the Basic Documents and all other agreements and instruments to be executed and delivered by Purchaser pursuant hereto or thereto or in connection herewith or therewith, compliance by Purchaser with the terms and provisions hereof and thereof, and the purchase of the Purchased Units and the Option Units, if any, by Purchaser do not and will not (a) violate any provision of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award having applicability to Purchaser or any of its properties or assets, (b) conflict with or result in a violation of any provision of the organizational documents of Purchaser, if any, or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which Purchaser is a party or by which Purchaser or any of its properties may be bound or (ii) any other such agreement, instrument or obligation; with the exception of the conflicts stated in clause (b) of this Section 4.04, except where such conflict, violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.04 would not, individually or in the aggregate, reasonably be likely to have a Purchaser Material Adverse Effect.

Section 4.05                                Restricted Securities.  Purchaser understands that the Purchased Units and the Option Units, if any, he, she or it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Seller in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Purchaser represents that it is knowledgeable with respect to Rule 144 promulgated under the Securities Act.

Section 4.06                                Certain Fees.  Except for the periodic advisory fee owed to the Investment Advisor in the future, no fees or commissions will be payable by Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the Option Units, if any, or the consummation of the transaction contemplated by this Agreement.  Purchaser agrees that he, she or it will indemnify and hold harmless Seller from and against any and all claims, demands, or liabilities for broker’s, finders, placement, or other similar fees or commissions incurred by Purchaser or alleged to have been incurred by Purchaser in connection with the purchase of the Purchased Units or the Option Units, if any, or the consummation of the transactions contemplated by this Agreement.

Section 4.07                                Exclusive Beneficial Ownership.  Purchaser represents and warrants that, following his, her or its acquisition of Purchased Units or the Option Units, if any, pursuant hereto, he, she or it will have exclusive beneficial ownership of such Purchased Units and Option Units, if any (jointly with his or her spouse, if applicable), and is not acquiring such Purchased Units or Option Units, if any, as an Affiliate of Seller or Hydrocarbon.

ARTICLE V.

COVENANTS

Absent the prior written consent of all Purchaser’s to the contrary, Seller will, for the benefit of each Purchaser, at all times comply with the covenants contained in this Article VI (or cause each Subsidiary’s compliance with the applicable covenants), from the date hereof and for so long as any Purchaser owns any Common Units.

Section 5.01                                SEC Filings. Seller shall timely file each financial statement, report, notice or proxy statement, each regular or periodic report, and any registration statement or prospectus required to be filed with the Commission or any successor agency.  Failure by Seller to timely make such filings shall be deemed a material breach of this Agreement.

Section 5.02                                Maintenance, Etc. Seller shall, and shall cause each of its Subsidiaries to: (a) upon reasonable notice, permit the Investment Advisor or other Representative of the Purchasers, during normal business hours, to examine, copy and make extracts from its financial books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably required by the Purchasers; (b) preserve and maintain its corporate existence and all of its material attendant rights, privileges and franchises, and keep appropriate books of record and account in relation to its business and activities; provided, however, that Seller may purchase or otherwise acquire all or substantially all of the stock or assets of, or otherwise acquire by merger or consolidation, any of its Subsidiaries, and any such Subsidiary may merge into, or consolidate with, or purchase or otherwise acquire all or substantially all of the assets or stock of, or sell all or substantially all of its assets or stock to, Seller or any other Subsidiary of Seller, in each case so long as (i) if the transaction is with Seller, Seller shall be the surviving entity to any such merger or consolidation or (ii) if the transaction is not with Seller, a Subsidiary shall be the surviving entity to any such merger or consolidation; provided, further, however, that nothing contained in the foregoing proviso shall be construed to limit Seller’s ability, or the ability of any of its Subsidiaries, to engage in any transaction with an outside third party or parties; (c) comply with all Governmental Requirements, including, without limitation, any Environmental Laws, except where the failure to comply would not reasonably be likely to have a Seller Material Adverse Effect; and (d) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

Section 5.03                                Further Assurances.  Seller will cure promptly any defects in the delivery of the Basic Documents.  Seller, at its expense, will promptly execute and deliver to each Purchaser, upon request, all such other documents, agreements and instruments to correct any omissions in the Basic Documents or to make any recordings, to file any notices or obtain any consents, all as may reasonably be necessary or appropriate in connection therewith.

Section 5.04                                Efforts; Performance of Obligations.  Each party agrees to use commercially reasonable efforts to take any and all actions required in order to consummate the transactions contemplated in this Agreement and the other Basic Documents.  Each party will do and perform every act and discharge all of the obligations to be performed and discharged by it under the Basic Documents, at the time and times and in the manner specified.

Section 5.05                                Insurance.  Seller shall maintain, or shall cause Hydrocarbon to obtain and maintain, on behalf of Seller, such insurance as is necessary to comply with all requirements of law and agreements to which Seller or any Subsidiary is a party and otherwise sufficient to adequately insure against such risks as are usually insured against in the same general area by companies engaged in the same or similar business for the assets and operations of Seller and each Subsidiary.

Section 5.06                                Use of Proceeds.  Seller shall use the net proceeds from the issuance and sale of the Purchased Units and the Option Units, if any, to repay acquisition indebtedness.

Section 5.07                                Notification of Certain Matters.  Seller shall give prompt notice to the Investment Advisor of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause the failure of Seller to comply with or satisfy any covenant or agreement under this Agreement or any of the Basic Documents.

Section 5.08                                Enforceability of Basic Documents.  In the event a party becomes aware of an actual or potential threat to the enforceability, legality or validity of the Basic Documents, such party shall immediately notify the other parties of such threat, and the parties shall, through lawfully and commercially reasonable efforts, defend the Basic Documents against such threat.

Section 5.09                                Fees and Expenses.  Seller hereby agrees to pay at the Closing all reasonable legal, accounting, technical consulting, travel and other out of pocket costs incurred by the Investment Advisor relating to the investigation, negotiation and consummation of the transactions contemplated by this Agreement and the Basic Documents.

Section 5.10                                Investment Advisor Board Observation.  In the event that the Investment Advisor or any of its Affiliates no longer have the right to attend meetings of the Board of Directors under any other agreement, then as long as at least 50% of the Purchased Units are outstanding and retained by the original Purchasers thereof, Seller shall allow the Investment Advisor to attend all meetings of the Board of Directors at Seller’s expense and to receive all materials distributed to members of the Board of Directors generally.

Section 5.11                                Exchange Listing. Seller shall use its reasonable best efforts to promptly cause the Purchased Units and the Option Units, if any, issued pursuant hereto to be listed for trading on the American Stock Exchange in the same manner as Seller’s currently outstanding Common Units.

ARTICLE VI.

MISCELLANEOUS

Section 6.01                                Interpretation and Survival of Provisions.  Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to.”  Whenever Seller has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of Seller unless otherwise specified.  Whenever any determination, consent, or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion unless otherwise specified in this Agreement. If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect.  The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.  The representations and warranties shall survive for the applicable one-year period identified in the first paragraph of Article III above, and the covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of Seller or any Purchaser or (b) acceptance of any of the Purchased Units or Option Units, if any, and payment therefor and repayment, conversion, exercise or repurchase thereof.

All indemnification obligations of Seller and the provisions of Section 6.02 shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section, regardless of any purported general termination of this Agreement.

Section 6.02           Indemnification, Costs and Expenses.

(a)                                  Indemnification Regarding Seller Activities.  Seller agrees to indemnify each Purchaser, the Investment Advisor and their officers, directors, employees, representatives, agents, attorneys, and Affiliates (collectively, “Related Parties”) from, and hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), Claims (including any Environmental Claims), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to (i) any actual or proposed use by Seller of the proceeds of any sale of the Purchased Units or Option Units, if any, or (ii) the breach of any of the representations, warranties or covenants of Seller contained herein, provided such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties (collectively, the “Indemnity Matters”).

(b)                                 Indemnification Regarding Taxes.  Seller agrees to pay and hold each Purchaser harmless from and against any and all present and future stamp and other similar taxes payable with respect to this Agreement and the Basic Documents and save each Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes, and will indemnify each Purchaser for the full amount of taxes paid by such Purchaser (not to include income or gross receipt tax liability or any other taxes resulting from such Purchaser’s status as a limited partner of Seller) in respect of payments made or to be made under this Agreement or any other Basic Document and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(c)                                  Indemnification Procedure.  Promptly after a Purchaser or any Related Party (hereinafter, the “Indemnified Party”) has received notice of any claim for indemnification hereunder, or the commencement of any action or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give Seller written notice of such claim or the commencement of such action or proceeding, but failure so to notify Seller will not relieve Seller from any liability it may have to such Indemnified Party hereunder except to the extent that Seller is materially prejudiced by such failure.  Such notice shall state the nature and the basis of such claim.  Seller shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as Seller pursues the same diligently and in good faith.  If Seller undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with Seller and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing Seller with any books, records and other information reasonably requested by Seller and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of Seller.  After Seller has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as Seller diligently pursues such defense, Seller shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) Seller has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnified Party and Seller and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to Seller, or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of Seller, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by Seller as incurred.  If the Indemnified Party undertakes such a defense through counsel of its choice, the Indemnified Party may settle such matter, and Seller shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith.  Notwithstanding any other provision of this Agreement, (i) Seller shall not settle any Indemnity Matter without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party, and (ii) the Indemnified Party shall not settle any Indemnity Matter without the consent of Seller, unless the settlement thereof imposes no liability or obligations on, and includes a complete release from liability of, Seller.

(d)                                 Survival.  Seller’s obligations under this Section 6.02 shall survive any termination of this Agreement.

Section 6.03                                No Waiver; Modifications in Writing.

(a)                                  Delay.  No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)                                 Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by all of the original signatories hereto or thereto. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document, and any consent to any departure by Seller from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on Seller in any case shall entitle Seller to any other or further notice or demand in similar or other circumstances.

Section 6.04           Binding Effect; Assignment.

(a)                                  Binding Effect.  This Agreement shall be binding upon Seller, each Purchaser, and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective successors and permitted assigns.

(b)                                 Assignment of Purchased Units and Option Units.  All or any portion of the Purchased Units and Option Units, if any, purchased pursuant to this Agreement may be sold, assigned or pledged by Purchaser, subject to compliance with applicable securities laws.

(c)                                  Assignment of Rights.  All or any portion of the rights and obligations of each Purchaser under this Agreement may not be transferred by such Purchaser without the written consent of Seller, which consent shall not be unreasonably withheld.

Section 6.05                                Confidentiality.  Each Purchaser will refrain, and will cause his, her or its Representatives to refrain, from disclosing to any other Person any Confidential Information.  Disclosure of Confidential Information will not be deemed to be a breach of this Section 6.05 if such disclosure is made with the consent of Seller or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee; provided, however, that upon receipt by a Purchaser of any subpoena or order covering Confidential Information of Seller or Hydrocarbon, such Purchaser will promptly notify Seller or Hydrocarbon of such subpoena or order.  Each Purchaser shall, or shall cause his, her or its Representative (including the Investment Advisor) to, comply with the provisions of the Confidentiality Agreement dated as of May 8, 2003 between the Seller and the Investment Advisor and comply with all other obligations relating to Confidential Information under this Agreement or any other applicable agreement involving Seller, any Purchaser and/or the Investment Advisor.

Section 6.06                                Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)                                  If to any Purchaser:

Tortoise Capital Advisors, LLC

233 West 47th Street

Kansas City, Missouri 64112

Attention:  David J. Schulte

Facsimile:  (816) 960-1777

with a copy to:

Blackwell Sanders Peper Martin LLP

2300 Main Street, Suite 1000

Kansas City, Missouri 64108

Attention:  Steven F. Carman, Esq.

Facsimile:  (816) 983-8080

(b)                                 If to Seller:

MarkWest Energy Partners, L.P.

155 Inverness Drive West, Suite 200

Englewood, Colorado 80112

Attention:  John M. Fox

Facsimile:  (303) 290-8769

with a copy to:

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin Street

Houston, Texas 77002

Attention:  David Oelman, Esq.

Facsimile:  (713) 615-5861

or to such other address as Seller or the Investment Advisor may designate in writing.  All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 6.07                                Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Seller or the Purchasers set forth herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 6.08                                Governing Law.  This Agreement will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

Section 6.09                                Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

TORTOISE CAPITAL ADVISORS, LLC
a Delaware limited liability company

On behalf of each Purchaser listed on Schedule A attached hereto, pursuant to a Power of Attorney executed by each such Purchaser

By:
Name:	David J. Schulte
Title:	A Manager

MARKWEST ENERGY PARTNERS, L.P.
a Delaware limited partnership

By:
Name:	Arthur J. Denney
Title:	Senior Executive Vice President